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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):
[   ]  Form 10-K   [   ]  Form 20-F  [ X ]  FORM 10-QSB  [   ]  Form N-SAR

       For Period Ended:  SEPTEMBER 30, 1995

     [   ]   Transition Report on Form 10-K
     [   ]   Transition Report on Form 20-F
     [   ]   Transition Report on Form 11-K
     [   ]   Transition Report on Form 10-Q
     [   ]   Transition Report on Form N-SAR
     For the Transition Period Ended:  . . . . . . . . . . . . . . . . . . . . .
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   READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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   If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates: . . . . . . . . . . . .
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
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Part I -- Registrant Information
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Full Name of Registrant
                               WISMER*MARTIN, INC.

Address of Principal Executive Office (Street and Number)

                            N. 12828 NEWPORT HIGHWAY

       City, State and Zip Code

                             MEAD, WASHINGTON  99021
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Part II -- Rules 12b-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

               (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
    [ X ] portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-
SAR or the transition report or portion there of could not be filed within the prescribed time period.

The Form 10-QSB can not be filed within the prescribed time period due to the time and effort required on the part of the Company's internal accounting staff related to the Company's recently completed public stock offering.

Management believes that the Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date (the fifth day will be Sunday, November 19, 1995, thus, the report will be filed no later than the end of business on Monday, November 20, 1995).

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Part IV -- Other Information
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(1)  Name and telephone number of person to contact in regard to this notification
          Douglas A. Willford              (509)                 466-0396
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               (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer
     is no, identify report(s).         [ X ] Yes           [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                           [   ] Yes           [ X ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons shy a reasonable estimate of the results cannot be made.

                               WISMER*MARTIN, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 15, 1995                By:   /s/ Douglas A. Willford
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                                             Douglas A. Willford,
                                             Chief Financial Officer